EXHIBIT 99.1

FOR IMMEDIATE RELEASE

TOMI Environmental Solutions, Inc. Reports Q2 2025 Financial Results and Outlines Growth Initiatives.

Frederick, MD – August 14, 2025 – TOMI Environmental Solutions, Inc. (NASDAQ: TOMZ), a global provider of disinfection and decontamination essentials through its premier Binary Ionization Technology® (BIT™) platform, today announced financial results for the quarter ended June 30, 2025, and provided an update on strategic initiatives designed to drive long-term growth.

Q2 2025 Highlights:

•	Service & Training Growth: Service and training revenue increased year-over-year in both the quarter (33%) and first half of 2025 (46%), reflecting growing demand for high-value decontamination services.
•	Strong Gross Margins: Gross profit margin remained healthy at 66% in Q2, underscoring the efficiency of operations and the value of the Company’s technology.
•	Operational Efficiencies: Reduced selling, research, and administrative expenses year-to-date, demonstrating disciplined cost management.
•	International Reach: Continued penetration into global markets, with nearly 20% of Q2 revenue generated internationally.
•	Product Innovation: Ongoing investment in R&D to expand applications of SteraMist® across life sciences, healthcare, food safety, and commercial markets.

Financial Results for the three and six months ended June 30, 2025, compared to June 30, 2024

•	Sales, net was $1,031,000 compared to $3,013,000 for the three months ended June 30, 2025 and 2024, respectively. Sales, net was $2,608,000 compared to $4,127,000 for the six months ended June 30, 2025 and 2024, respectively. This was primarily driven by customers deferring capital expenditure projects due to the uncertain economic environment with the impact of announced and implemented tariffs on their supply chains, and long-term planning. This was not a factor in the second quarter of 2024, which had higher sales in mobile equipment of approximately $1.0 million and our Custom Engineered Systems or CES of approximately $0.5 million.
•	SteraMist solution sales up 40% year over year for the six months ended June 30, 2025.
•	Service-based revenue for the three months ended June 30, 2025, and 2024, was $378,000 and $285,000, respectively, representing a year over year increase of $93,000, or 33%. Service-based revenue for the six months ended June 30, 2025, and 2024, was $955,000 and $656,000, respectively, representing a year over year increase of $299,000, or 46%.
•	Gross margin was 66% compared to 62% in the same prior quarter. The improved gross profit margins were attributable to our product mix in sales including higher sales of BIT solution and service offerings for the three months ended June 30, 2025, compared to the same period last year.
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Operating loss was $(1,133,000), compared to income from operations of $122,000 for the three months ended June 30, 2025, and 2024, respectively. Operating loss was $(1,887,000), compared to $(1,105,000) for the six months ended June 30, 2025, and 2024, respectively.

•	Net loss was $(1,238,000) or $(0.06) per basic and diluted share, compared to net income of $30,000 or $0.00 per basic and diluted share for the three months ended June 30, 2025, and 2024, respectively. Net loss was $(1,493,000) or $(0.07) per basic and diluted share, compared to $(1,280,000) or $(0.06) per basic and diluted share for the six months ended June 30, 2025, and 2024, respectively.

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Recent Business Highlights:

•	Our sales order backlog as of June 30, 2025, totaled approximately $1.4 million.
•	As of August 7, 2025, the combined total of recognized revenue, deferred revenue, and sales order backlog was approximately $4.6 million, with active projects on schedule for delivery in 2025. In addition, we are negotiating approximately $2 million in new custom and integrated contracts, with bids expected to close prior to year-end.
•	As of the date of this report, our open opportunities for our three product offerings for Custom Engineered System (CES), Hybrid Solutions and SteraMist (SIS) total approximately $15 million, of which $7 million are designated as high priority. High-priority opportunities are those with which we are actively engaged through ongoing discussions on specifications, submitted formal proposals, or pursuits via established contractor relationships.
•	On June 12, 2025, the Company was honored with the prestigious 2025 “Disinfection and Decontamination Products Company of the Year” award by MedTech Outlook. This recognition highlights TOMI’s unwavering commitment to excellence and the strong confidence customers and industry peers have in its SteraMist iHP technology.
•	On June 16, 2025, the Company announced the advancement of our new product line, the SteraMist Integration System with the Standalone or SIS-SA making its debut as the first system installed with a leading contract development and manufacturing organization.

Leadership Update

In May 2025, the Company appointed David Vanston as Chief Financial Officer, bringing extensive financial and operational experience to the leadership team to support growth and the capital strategy.

Liquidity & Capital Access

As of June 30, 2025, the Company had working capital of $2.8 million; furthermore, cash used in operations improved by over $1 million as compared to the prior year quarter which was primarily attributable to management action on working capital with a focus on accounts receivable and inventory.

The Company successfully completed a $435,000 convertible note financing in the first half of 2025 to provide additional working capital and support growth initiatives.

CEO Commentary

“While Q2 reflected a softer product sales cycle, we remain confident in our growth strategy and optimistic about our future opportunities. As part of executing on this strategy, we plan to expand our team before year-end, adding talent in the C-suite, sales, customer support and IHP service technicians. We are particularly encouraged by the sustained growth in our service and training division, the resilience of our margins, and the progress in broadening our customer base,” said Dr. Halden Shane, Chief Executive Officer and Chairman of the Board of TOMI. “Our technology continues to be recognized for its effectiveness and environmental sustainability, and we remain focused on leveraging this strength to capture opportunities in both domestic and international markets. I encourage investors to read our MD&A in our recent second quarter Q filings.”

Looking Ahead

The Company is executing a focused strategy to:

•	Expand recurring service contracts with key customers and explore new product lines and/or service offerings to generate a steady income stream
•	Drive year on year recurring revenue growth by increasing SteraMist solution sales
•	Continue to grow our presence internationally utilizing targeted marketing campaigns and referral business.
•	Pursue additional government and institutional partnerships
•	Strengthen balance sheet flexibility through disciplined financial management
•	Strengthen corporate team to support growth

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Conference Call Information

TOMI will hold a conference call to discuss Second Quarter 2025 results at 4:30 p.m. ET today, August 14, 2025.

To participate in the call by phone, dial (888) 506-0062 approximately five minutes prior to the scheduled start time and provide participant access code 838858, or request the “TOMI Environmental Solutions second quarter earnings call.” International callers please dial (973) 528-0011. To access the live webcast or view the press release, please visit the Investor Relations section of the TOMI website or register at the following link: https://www.webcaster4.com/Webcast/Page/2262/52861.

A replay of the teleconference will be available until Thursday, August 28, 2025, and may be accessed by dialing (877) 481-4010. International callers may dial (919) 882-2331. Callers should use replay access code: 52861. A replay of the webcast will be available for at least 90 days on the company’s website, starting approximately one hour after the completion of the call.

TOMI™ Environmental Solutions, Inc.: Innovating for a safer world®

TOMI™ Environmental Solutions, Inc. (NASDAQ:TOMZ) is a global decontamination and infection prevention company, providing environmental solutions for indoor surface disinfection through the manufacturing, sales and licensing of its premier Binary Ionization Technology® (BIT™) platform. Invented under a defense grant in association with the Defense Advanced Research Projects Agency (DARPA) of the U.S. Department of Defense, BIT™ solution utilizes a low percentage Hydrogen Peroxide as its only active ingredient to produce a fog of ionized Hydrogen Peroxide (iHP™). Represented by the SteraMist® brand of products, iHP™ produces a germ-killing aerosol that works like a visual non-caustic gas.

TOMI products are designed to service a broad spectrum of commercial structures, including, but not limited to, hospitals and medical facilities, cruise ships, office buildings, hotel and motel rooms, schools, restaurants, meat and produce processing facilities, military barracks, police and fire departments, and athletic facilities. TOMI products and services have also been used in single-family homes and multi-unit residences.

TOMI develops training programs and application protocols for its clients and is a member in good standing with The American Biological Safety Association, The American Association of Tissue Banks, Association for Professionals in Infection Control and Epidemiology, Society for Healthcare Epidemiology of America, America Seed Trade Association, and The Restoration Industry Association.

For additional information, please visit https://www.steramist.com or contact us at info@tomimist.com.

Forward-Looking Statements

This press release contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management’s judgment, beliefs, current trends, and anticipated product performance. These forward-looking statements include, without limitation, our strategies to grow revenue and expand business development, our expectation with respect to the remainder of 2025, including schedule of delivery, realization of revenue from backlog and open opportunities; our ability to generate lead and referral for sales, the expectation to capture new markets, our ability to improve financial performance and the statements under the section entitled “Looking Ahead”. Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include, but are not limited to, our ability to acquire new customers and expands sales; our ability to maintain and manage growth and generate sales, our reliance on a single or a few products for a majority of revenues; the general business and economic conditions; and other risks as described in our SEC filings, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed by us with the SEC and other periodic reports we filed with the SEC. The information provided in this document is based upon the facts and circumstances known at this time. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements. All information provided in this press release is as of today’s date, unless otherwise stated, and we undertake no duty to update such information, except as required under applicable law.

The following represents our consolidated balance sheets and statement of operations from our recently filed Form 10-Q:

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TOMI ENVIRONMENTAL SOLUTIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS
	June 30, 2025	December 31,
Current Assets:	(Unaudited)	2024
Cash and Cash Equivalents	$569,450	$664,879
Accounts Receivable – net	1,054,071	1,881,138
Inventories - net	3,267,460	3,578,202
Vendor Deposits	257,509	35,895
Prepaid Expenses	254,261	332,999
Total Current Assets	5,402,751	6,493,113

Property and Equipment – net	749,148	875,449

Other Assets:
Intangible Assets – net	1,301,021	1,250,574
Operating Lease - Right of Use Asset	361,790	399,254
Other Assets	661,240	675,348
Total Other Assets	2,324,051	2,325,176
Total Assets	$8,475,950	$9,693,738
LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts Payable	$1,001,121	$1,924,379
Accrued Expenses and Other Current Liabilities	736,480	455,675
Deferred Revenue	719,235	211,724
Current Portion of Long-Term Operating Lease	136,227	129,132
Total Current Liabilities	2,593,063	2,720,910

Long-Term Liabilities
Long-Term Operating Lease, Net of Current Portion	444,327	513,395
Convertible Notes Payable, net discount of $253,270 and $239,506 at June 30, 2025 and December 31, 2024, respectively	2,781,730	2,360,494
Total Long-Term Liabilities	3,226,057	2,873,889
Total Liabilities	5,819,120	5,594,799

Commitments and Contingencies

Shareholders’ Equity:
Cumulative Convertible Series A Preferred Stock; par value $0.01 per share, 1,000,000 shares authorized; 63,750 shares issued and outstanding at June 30, 2025, and December 31, 2024, respectively	638	638
Cumulative Convertible Series B Preferred Stock; $1,000 stated value; 7.5% Cumulative dividend; 4,000 shares authorized; none issued and outstanding at June 30, 2025, and December 31, 2024, respectively	-	-
Common stock: par value $0.01 per share, 250,000,000 shares authorized; 20,075,205 and 20,015,205 shares issued and outstanding at June 30, 2025 and December 31, 2024, respectively	200,752	200,152
Additional Paid-In Capital	58,251,540	58,201,140
Accumulated Deficit	(55,796,100)	(54,302,991)
Total Shareholders’ Equity	2,656,830	4,098,939
Total Liabilities and Shareholders’ Equity	$8,475,950	$9,693,738

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TOMI ENVIRONMENTAL SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the three months ended		For the six months ended
	June 30,		June 30,
	2025	2024	2025	2024

Sales, net	$1,031,115	$3,013,392	$2,607,673	$4,127,479
Cost of Sales	353,991	1,158,876	978,804	1,602,295
Gross Profit	677,124	1,854,516	1,628,869	2,525,184

Operating Expenses:
Professional Fees	183,874	84,327	403,190	282,326
Depreciation and Amortization	69,238	76,554	137,780	154,475
Selling Expenses	240,462	366,265	486,868	655,334
Research and Development	84,106	61,614	128,686	129,585
Consulting Fees	63,098	23,095	165,864	136,730
General and Administrative	1,169,035	1,120,849	2,193,635	2,271,398
Total Operating Expenses	1,809,813	1,732,704	3,516,023	3,629,848
Income (loss) from Operations	$(1,132,689)	$121,812	$(1,887,154)	$(1,104,664)

Other Income (Expense):
Other Income	-	-	534,912	-
Interest Income	1,421	1,845	84,311	11,751
Interest Expense	(106,248)	(93,459)	(225,178)	(187,079)

Total Other Income (Expense)	(104,827)	(91,614)	394,045	(175,328)

Income (loss) before income taxes	(1,237,516)	30,198	(1,493,109)	(1,279,992)
Provision for Income Taxes	-	-	-	-
Net Income (loss)	$(1,237,516)	$30,198	$(1,493,109)	$(1,279,992)

Net income (loss) Per Common Share
Basic	$(0.06)	$0.00	$(0.07)	$(0.06)
Diluted	$(0.06)	$0.00	$(0.07)	$(0.06)

Basic Weighted Average Common Shares Outstanding	20,047,512	19,984,875	20,031,447	19,968,495
Diluted Weighted Average Common Shares Outstanding	20,047,512	22,133,562	20,031,447	19,968,495

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